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                                                          EXHIBIT 1.A.(5)(b)(5)


[LOGO]                 MONARCH LIFE INSURANCE COMPANY

                      Springfield, Massachusetts 01133


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                      SINGLE PREMIUM TERM INSURANCE RIDER

This rider provides term insurance on your life. We'll pay this insurance to the beneficiary if we receive proof you have died while this rider is in effect. This insurance is in addition to any other benefits provided by this policy.

RIDER'S DATE OF ISSUE

This rider's date of issue is the same as this policy's unless a later date is shown in Policy Schedule G. This rider takes effect on its date of issue or when the single premium is paid, whichever is later.

Rider Date

This date is used to determine rider months, years, and anniversaries. It is the same as the policy date, unless a later date is shown in Policy Schedule G.

Rider's Expiration Date

This rider's expiration date is shown in Policy Schedule G.

Amount of Term Insurance

The amount of insurance this rider provides is the amount shown in Policy Schedule G.

Single Premium for This Rider

The single premium for this rider is shown in Policy Schedule G.

Rider Benefits

Guaranteed Cash Value for Rider. The Table of Guaranteed Cash Values in Policy Schedule G shows what the cash value is at the end of certain policy years.
For any date other than a policy anniversary, the cash value shown is adjusted for the lapse of time since the last anniversary. Values for dates not shown will be furnished by us on request.

Cancelling to Receive the Guaranteed Cash Value. The owner can cancel this rider at any time and receive its guaranteed cash value. To cancel this rider, the owner must return it to us with a signed request for cancellation. The
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cancellation will take effect on the date the rider and request are sent to us.
EFFECT ON CASH VALUE BENEFITS IN BASIC POLICY. The guaranteed cash value of the rider will be added to the cash value of the basic policy in the determination of cash value benefits.

POLICY LOAN. This rider will have no effect on the loan values under the basic policy.

RIGHT TO CONVERT TO SINGLE PREMIUM VARIABLE LIFE INSURANCE

While this rider is in effect but not before the first policy anniversary nor later than the tenth policy anniversary, the owner may convert all or a part of this rider to a single premium Variable Life Insurance policy without evidence of insurability. The face amount of the new policy may not exceed the amount of insurance being converted. The owner will pay to us the difference between the single premium for the new policy and the portion of the guaranteed cash value of this rider attributable to the amount being converted.

OTHER FACTS ABOUT THE NEW POLICY. The date of issue of the new policy will be the date on which the Conversion is elected. The new policy's single premium will be based on our rates for your age on the date of issue. The new policy's owner and beneficiary will be the same as those of this policy on the Conversion Date. Any restrictions on this policy will apply to the new policy.

We will issue the new policy when we receive:
         -       a proper written request;
         -       this rider; and
         -       the amount due for the new policy.

WHEN THIS RIDER ENDS

This rider will end as soon as one of the following occurs:
         -       This rider or policy is cancelled for its cash value;
         -       This rider has been totally converted;
         -       This rider reaches its expiration date; or
         -       This policy ends.

REQUIRED NOTE ON OUR COMPUTATIONS

Our computations of rider cash values are based on interest at the annual rate specified in Policy Schedule G, but not more than the maximum allowed by the insurance laws and regulations in the state or jurisdiction. Our computations are based on mortality rates from the Commissioners 1980 Standard Ordinary Mortality Table. When making these computations, we assume that death claims are paid immediately.

We have filed a detailed statement of our computations with the insurance supervisor of the state or jurisdiction where this policy is delivered. The values are not less than those required by the law of that state or jurisdiction.

This rider is part of the policy to which it's attached.
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                               POLICY SCHEDULE G

                      SINGLE PREMIUM TERM INSURANCE RIDER



INSURED               RICHARD ROE                  JAN 01, 1985     RIDER DATE

INITIAL
INSURANCE
AMOUNT                   $100,000                      SPECIMEN     POLICY NUMBER


                       ISSUE DATE          JAN 01, 1985
                      EXPIRY DATE          JAN 01, 2005
                  ISSUE AGE & SEX          35 MALE

                    PREMIUM CLASS          STANDARD

     INTEREST RATES ASSUMED:
                 POLICY RESERVES           6.75%
          GUARANTEED CASH VALUES           8.50%


 ----------------------------BENEFITS AND PREMIUM TABLES-----------------------

                                     INITIAL
                                    INSURANCE
BENEFITS                              AMOUNT                          SINGLE PREMIUM

1 YEAR SINGLE PREMIUM
INCREASING TERM INSURANCE          $100,000                          $  2,171.00

             ------------------------------------------------------

END OF                            GUARANTEED       END OF                              GUARANTEED
POLICY             INSURANCE        CASH           POLICY           INSURANCE            CASH
YEAR                AMOUNT          VALUE           YEAR              AMOUNT             VALUE

 1               $ 97,300        $ 2,195             11             $ 59,300           $ 1,475
 2                 94,400          2,203             12               54,100             1,303
 3                 91,300          2,194             13               48,700             1,119
 4                 88,100          2,165             14               42,900               929
 5                 84,700          2,124             15               36,700               735
 6                 81,000          2,057             16               30,200               544
 7                 77,200          1,975             17               23,300               363
 8                 73,100          1,877             18               16,000               203
 9                 68,800          1,763             19                8,200                75
10                 64,200          1,634             20                    0                 0




SPECIMEN                                          POLICY SCHEDULE G